Exhibit 99.1

AUSPEX PHARMACEUTICALS REPORTS SECOND QUARTER 2014 RESULTS

Pivotal Study of SD-809 in Tardive Dyskinesia and a Phase 1B Multiple Dose Study In Tourette Syndrome Initiated

La Jolla, California, August 7, 2014 – Auspex Pharmaceuticals, Inc. (Nasdaq: ASPX), a late clinical stage biopharmaceutical company focused on developing and commercializing novel medicines for the treatment of orphan diseases, today announced its financial results for the three and six months ended June 30, 2014.

Recent Highlights:

•	In June 2014, the company announced data from an interim analysis of its ARC-HD Switch clinical study demonstrating clinical activity of SD-809 in Huntington’s disease. The conversion to SD-809 was generally well tolerated as no subject prematurely discontinued from the study, there were no adverse events of loss of chorea control and no serious adverse events were reported.

•	In July 2014, the company completed a follow-on offering in which it issued approximately 3.6 million shares of common stock at $19.25 per share, resulting in net proceeds of approximately $64.9 million.

•	In July 2014, the company announced the enrollment of the first two patients in a multi-center pivotal Phase 2/3 clinical trial of SD-809 for the treatment of tardive dyskinesia.

•	The company initiated an open-label preliminary efficacy and safety Phase 1b clinical trial of SD-809 in adolescent patients with tics associated with Tourette syndrome.

“We are delighted with the achievements of the company since the beginning of this year,” said Pratik Shah, Ph.D., President and CEO of Auspex. “We continue to make significant progress through the rapid advancement of our pipeline and the strengthening of our balance sheet. We look forward to a number of significant milestones over the next six to twelve months, which together with the IPO and recent follow-on offering positions Auspex well to execute on our strategy and generate shareholder value,” added Dr. Shah.

Update on Development Programs

Chorea Associated with Huntington’s Disease (HD): SD-809 is currently in a Phase 3 registration clinical trial (First-HD) in North America for the potential treatment of chorea associated with HD. In addition, an open-label clinical trial (ARC-HD) is currently in progress to evaluate long-term safety (ARC-HD Rollover) as well as provide guidance on how to switch patients who are currently on tetrabenazine to SD-809 (ARC-HD Switch). Top-line data from the First-HD and ARC-HD Switch studies are expected to be available in the fourth quarter of 2014.

Tardive Dyskinesia (TD): A Phase 2/3 randomized placebo controlled clinical trial of SD-809 for the potential treatment of TD or the ARM-TD (Aim to Reduce Movements in TD) study, was initiated in July 2014 and top-line data from the trial are expected in mid-2015. Based on feedback obtained at our recent FDA meeting, this Phase 2/3 clinical trial of SD-809 in patients with tardive dyskinesia may qualify as one of the two pivotal trials needed for a 505(b)(2) New Drug Application (NDA) filing, subject to FDA review. In addition to the Phase 2/3 trial, the Company is planning to initiate an additional pivotal Phase 3 clinical trial of SD-809 for the treatment of tardive dyskinesia in 2014. Patients from ARM-TD and the additional Phase 3 pivotal study will be eligible to roll into a one year open-label clinical trial, which is referred to as RIM-TD (Reducing Involuntary Movements in TD), that will evaluate long-term safety of SD-809 in TD patients. Based on the results of the pivotal studies, the company anticipates filing an NDA for SD-809 in TD in 2016.

Tourette Syndrome (TS): The company recently initiated an eight-week open-label preliminary efficacy and safety clinical trial (Phase 1b) for the potential treatment of tics associated with TS. This study involves adolescent subjects and the top-line data are expected in the fourth quarter of 2014.

Idiopathic Pulmonary Fibrosis (IPF): SD-560 (deuterium-containing form of pirfenidone) is being advanced for the potential treatment of IPF and other fibrotic orphan conditions. Auspex is on track to initiate a Phase 1 clinical trial for SD-560 with data expected to be available by mid-2015.

Financial Results

For the three months ended June 30, 2014, Auspex reported a net loss of $10.4 million, an increase of $7.5 million from the $2.9 million reported for the comparable period in 2013. For the six months ended June 30, 2014, the company reported a net loss of $20.5 million, an increase of $15.3 million from the $5.2 million reported for the first six months of 2013.

Research and development expenses for the three months ended June 30, 2014 were $7.1 million, compared to $2.4 million for the same period in 2013. For the six months ended June 30, 2014, research and development expenses were $10.6 million, compared to $4.2 million for the same period in 2013. The increases in research and development expenses for the 2014 periods, as compared to the same periods in 2013, are primarily attributable to an increase in expenses for the SD-809 clinical programs and personnel-related costs, including non-cash stock-based compensation.

General and administrative expenses for the three months ended June 30, 2014 were $2.9 million, compared to $0.4 million for the same period in 2013. For the six months ended June 30, 2014, general and administrative expenses were $5.6 million, compared to $1.3 million for the same period in 2013. The increases in general and administrative expenses for the 2014 periods, as compared to the same periods in 2013, are primarily attributable to an increase in personnel-related costs, including non-cash stock-based compensation, and higher costs to operate as a public company, including legal, audit and insurance expense.

Other expense for the six months ended June 30, 2014 was $4.4 million, compared to other income of $0.3 million for the same period in 2013. This increase in other expense was primarily due to a $3.6 million non-cash, fair value adjustment the company incurred upon completion of its initial public offering for its preferred stock warrants liability, which was subsequently reclassified as equity.

At June 30, 2014, Auspex reported cash, cash equivalents and marketable securities of $111.7 million. This balance does not include the net proceeds of approximately $64.9 million received from the company’s follow-on offering in July 2014.

About Auspex Pharmaceuticals

Auspex Pharmaceuticals is a late clinical stage biopharmaceutical company focused on the development and commercialization of novel medicines for the treatment of orphan diseases. Auspex’s pipeline includes product candidates to address unmet medical needs in hyperkinetic movement disorders, such as chorea associated with Huntington’s disease, tardive dyskinesia and Tourette syndrome, as well as fibrotic indications, including idiopathic pulmonary fibrosis (IPF) and other orphan conditions. Auspex’s lead product candidate, SD-809 (deutetrabenazine), is in a Phase 3 registration clinical trial for the treatment of chorea (abnormal involuntary movements) associated with Huntington’s disease. Auspex has initiated a Phase 2/3 clinical trial of SD-809 in tardive dyskinesia and a Phase 1b study in Tourette syndrome. Auspex also is evaluating SD-560 (deuterium-containing form of pirfenidone) in a Phase 1 clinical trial. Auspex has employed its deuterium chemistry approach to optimize other compounds in its portfolio that are at various stages of development. For further information, please visit the company’s website www.auspexpharma.com.

Forward Looking Statements

Statements made in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding Auspex’s ability to successfully complete its ongoing clinical trials and development programs and Auspex’s ability to obtain regulatory approval for its product candidates. Risks that contribute to the uncertain nature of the forward-looking statements include: Auspex’s future preclinical studies and clinical trials may not be successful; changes in regulatory requirements in the United States and foreign countries may prevent or significantly delay regulatory approval of Auspex’s product candidates; Auspex may change its plans to develop and commercialize its product candidates; the U.S. Food and Drug Administration (FDA) may not agree with Auspex’s interpretation of the data from clinical trials of its product candidates; Auspex may decide, or the FDA may require Auspex, to conduct additional clinical trials or to modify Auspex’s ongoing clinical trials; Auspex may experience delays in the commencement, enrollment, completion or analysis of clinical testing for its product candidates, or significant issues regarding the adequacy of its clinical trial designs or the execution of its clinical trials, which could result in increased costs and delays, or limit Auspex’s ability to obtain regulatory approval; the third parties with whom Auspex has partnered with for the development of its product candidates and upon whom Auspex relies to conduct its clinical trials and manufacture its product candidates may not perform as expected; Auspex’s product candidates may not receive regulatory approval or be successfully commercialized; unexpected adverse side effects or inadequate therapeutic efficacy of Auspex’s product candidates could delay or prevent regulatory approval or commercialization; Auspex may be unable to obtain and maintain intellectual property protection for its product candidates; the loss of key scientific or management personnel; Auspex’s ability to obtain additional financing; and the accuracy of Auspex’s estimates regarding expenses, future revenues and capital requirements. All forward-looking statements contained in this press release speak only as of the date on which they were made. Other risks and uncertainties affecting Auspex are described more fully in Auspex’s filings with the Securities and Exchange Commission. Auspex undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

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Corporate Communications Contact:

Jason Spark at Canale Communications, Inc.

jason@canalecomm.com

619-849-6005

AUSPEX PHARMACEUTICALS, INC.

CONDENSED BALANCE SHEETS

(in thousands)

	June 30, 2014 (unaudited)	December 31, 2013
Assets
Current assets:
Cash, cash equivalents and marketable securities	$111,705	$36,650
Prepaid expenses and other current assets	1,192	242

Total current assets	112,897	36,892

Deferred offering costs	349	1,817
Property and equipment, net	136	26
Other assets	139	137

Total assets	$113,521	$38,872

Liabilities, Convertible Preferred Stock and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$2,498	$1,365
Accrued liabilities	3,952	2,127

Total current liabilities	6,450	3,492

Long-term debt, less discount	14,505	14,420
Preferred stock warrant liability	—	3,975
Other long-term liabilities	194	77

Total liabilities	21,149	21,964

Convertible preferred stock	—	81,846
Stockholders’ equity (deficit)	92,372	(64,938)

Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$113,521	$38,872

AUSPEX PHARMACEUTICALS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Operating expenses:
Research and development	$7,131	$2,432	$10,563	$4,163
General and administrative	2,908	385	5,582	1,284

Total operating expenses	10,039	2,817	16,145	5,447

Operating loss	(10,039)	(2,817)	(16,145)	(5,447)
Other (expense) income, net	(346)	(72)	(4,363)	253

Net loss	$(10,385)	$(2,889)	$(20,508)	$(5,194)

Net loss per share, basic and diluted	$(0.45)	$(21,886)	$(1.15)	$(39,348)

Weighted-average common shares outstanding, basic and diluted	22,853,896	132	17,818,476	132